SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________
FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
________________

eRXSYS, Inc.
(Exact Name of Registrant as Specified in Its Chapter)

Nevada 98-0233878
(State of Incorporation) (I.R.S. Employer Identification No.)

18662 MacArthur Blvd., Suite #200-15
Irvine, California 92612
Telephone: 949-440-3248
(Address and Telephone Number of Principal Executive Offices)

2003 STOCK OPTION PLAN OF eRXSYS, Inc.
(Full Title of the Plan)

Cane & Associates, LLP
3273 E. Warm Springs Rd.
Las Vegas, Nevada 89120
Telephone: 702-312-6255
(Name, Address and Telephone Number of Agent for Service)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered (1)	Amount to be Registered (2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee
Common Stock $0.001 par value	5,520,613 Shares	$0.53 Per Share	$2,925,925	$370.71

(1)   This registration statement covers the common stock issuable upon the exercise of options issued under our 2003 Stock Option Plan to employees of the registrant.

(2)   This registration statement shall also cover an indeterminable number of additional shares of common stock which may become issuable under the 2003 Stock Option Plan by reason of any stock dividend, stock split, re-capitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s outstanding shares of common stock.

(3)   Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been determined on the basis of the average of the bid and asked price as of a specified date within five business days prior to the date of filing the registration statement.
________________

Copies to:
Kyleen E. Cane
Cane & Associates, LLP
3273 E. Warm Springs Rd.
Las Vegas, Nevada 89120
(702) 312-6255

PART I

INFORMATION REQUIRED IN SECTION 10(A) PROSPECTUS

Item 1.     Plan Information.*

Item 2.     Registrant Information and Employee Plan Annual Information.*

*      Information required by Part I to be contained in Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the
        Securities Act of 1933, and Note to Part I of Form S-8.

PART II

Item 3.     Incorporation of Documents by Reference.

The following documents filed by eRXSYS, Inc. (the "Company"), with the Securities and Exchange Commission are incorporated by reference into this Registration Statement:

     (1)     The Company’s Annual Report on Form 10-KSB, as amended, for the year ended November 30, 2003;

     (2)     All other reports filed by the Company pursuant to Sections 13(a) or 15(d) of the Exchange Act subsequent to the filing of the Company’s Annual
               Report, as amended, with the Securities and Exchange Commission on March 23, 2004;

     (3)     The description of the Company’s Common Stock which is contained in the Company’s Registration Statement on Form SB-2, filed with the Securities and Exchange Commission pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the "Exchange Act") originally on December 6, 2000 and as amended through September 6, 2001.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents.

Any statement contained in an Incorporated Document shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed Incorporated Document modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.     Description of Securities.

Not Applicable

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Item 5.     Interests of Named Experts and Counsel.

No expert or counsel named in this prospectus as having prepared or certified any part of it or as having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the Company or any of its parents or subsidiaries. Nor was any such person connected with the Company or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

Item 6.     Indemnification of Directors and Officers.

The officers and directors of the Company are indemnified as provided by the Nevada Revised Statutes (the "NRS") and the Bylaws of the Company.

Unless specifically limited by a corporation's articles of incorporation, the NRS automatically provides directors with immunity from monetary liabilities. The Company's Articles of Incorporation do not contain any such limiting language. Excepted from that immunity are:

(a)     a willful failure to deal fairly with the corporation or its shareholders in connection with a matter in which the director has a material conflict of interest;

(b)     a violation of criminal law unless the director had reasonable cause to believe that his or her conduct was lawful or no reasonable cause to believe that his or her conduct was unlawful;

(c)     a transaction from which the director derived an improper personal profit; and

(d)     willful misconduct.

The By-laws of the Company provide that the Company will indemnify its directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that the Company may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the Company shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the Company, (iii) such indemnification is provided by the Company, in its sole discretion, pursuant to the powers vested in the Company under Nevada law or (iv) such indemnification is required to be made pursuant to the By-laws.

The By-laws of the Company provide that the Company will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the Company, or is or was serving at the request of the Company as a director or executive officer of another Company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under the By-laws of the Company or otherwise.

The By-laws of the Company provide that no advance shall be made by the Company to an officer of the Company (except by reason of the fact that such officer is or was a director of the Company in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the Company.

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Item 7.     Exemption from Registration Claimed.

Not applicable.

Item 8.     Exhibits.

Exhibit Number	Description
4.1	2003 Stock Option Plan
5.1	Opinion of Cane & Associates, LLP regarding validity of securities with consent to use
23.1	Consent of Squar, Milner, Reehl & Williamson, LLP, Independent Registered Public Accountants
23.2	Consent of Morgan & Company, Chartered Accountants

Item 9.     Undertakings.

The Company hereby undertakes:

          (a)     To file, during any period in which offers or sales are being made, a post-effective amendment to this registration:

                      (1)     To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                      (2)     To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration
                                Statement; and

                       (3)    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

  Provided however, that paragraphs (a) (1) and (2) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference herein.

          (b)     That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new
                    Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)     To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)      The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3)      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to

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           directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.
           In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by the director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of the counsel the matter has been settled by controlling precedent, submit to the appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant, eRXSYS, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine California, on September 15, 2004.

                                                        eRXSYS, Inc.

                                                        By:    /s/ David Parker
                             David Parker, Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated on September 15, 2004.

Signature                                    Title

/s/ David Parker                                                 Chief Executive Officer, Chief Financial Officer, & Director
David Parker

/s/ A.J. LaSota                                                   President & Director
A.J. LaSota

/s/ James Manfredonia                                        Director
James Manfredonia

/s/ Richard Falcone                                            Director
Richard Falcone

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